Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Participants and Board of Trustees of

The FirstBank 401(k) Retirement Plan for Residents

of the U.S. Virgin Islands and the United States of America:

We consent to the incorporation by reference in the registration statement (No. 333-106661) on Form S-8 of First BanCorp. of our report dated July 12, 2017, with respect to the statement of net assets available for benefits of The FirstBank 401(k) Retirement Plan for Residents of the U.S. Virgin Islands and the United States of America as of December 31, 2016, which report appears in this Form 11-K.

/s/ KPMG LLP

San Juan, Puerto Rico

July 11, 2018